EXHIBIT 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS INCREASES FIRST QUARTER 2008

SALES AND NARROWS LOSS PER SHARE

•	Loss per share of $0.07 versus a loss per share of $0.12 for the first quarter of 2007

•	Net sales increased $25.8 million, or 15.7%, versus first quarter 2007, of which $13.9 million was higher unit volumes

•	Operating profit of $2.5 million, down only $0.3 million despite $5.9 million higher raw material cost

•	Acquired full ownership of Decorative Products Asian operations effective December 31, 2007

FAIRLAWN, OHIO, April 1, 2008—OMNOVA Solutions Inc. (NYSE: OMN) today reported a net loss of $3.0 million, or $0.07 per diluted share, for the first quarter ended February 29, 2008, compared to a net loss of $5.1 million, or $0.12 per diluted share, for the first quarter of 2007. Due to seasonality, the first quarter of the Company’s fiscal year is traditionally the weakest.

Net sales increased $25.8 million, to $190.6 million, for the first quarter of 2008 as compared to $164.8 million during the same period a year ago. Contributing to the sales increase in the first quarter of 2008 were improved unit volumes of $13.9 million, sales of $8.1 million representing one month of the Decorative Products Asian operations, favorable pricing of $2.9 million and positive foreign exchange translation of $0.9 million. Excluding the Decorative Products Asian operations, the Company’s sales grew $17.7 million or 10.7%.

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OMNOVA Add 1

Effective December 31, 2007, the Company acquired the remaining 49.9% interest of its Decorative Products joint venture companies in China and Thailand for $28 million in cash. Previously, the Company used the equity method of accounting to record its proportionate share of the net income or loss of these Asian operations. The operating results of the Decorative Products Asian operations are recognized on a one-month lag. Accordingly, for the quarter, the Company recorded two months using the equity method of accounting and one month on a fully-consolidated basis.

Gross profit increased 1.3% to $30.5 million, with a gross profit margin of 16.0%, in the first quarter of 2008 as compared to $30.1 million, with a gross profit margin of 18.3%, in the first quarter of 2007. Cost of goods sold for the first quarter of 2008 increased $25.4 million, to $160.1 million, versus the same quarter last year due primarily to higher volumes of $15.2 million, manufacturing costs of $7.4 million from the Decorative Products Asian operations and higher raw material costs of $5.9 million, partially offset by reduced manufacturing expense of $3.1 million, primarily in North America.

“We are encouraged by the year-over-year improvements in what is typically our seasonally weakest quarter. We achieved the sales and volume growth in both Performance Chemicals and Decorative Products, despite what continues to be an extremely challenging environment with unprecedented raw material inflation and weak end-use markets. After experiencing a 68% increase in oil prices in 2007, oil has continued to climb to as high as $111 a barrel in 2008. That was a major driver to new record high levels of OMNOVA’s key raw material costs during the quarter,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Clearly, our priority is to improve profitability as margins were negatively impacted by continued raw material inflation and higher transportation costs during the quarter. In response, we are focused on productivity and pricing actions to restore profit margins to acceptable levels. Despite the difficult environment, we have increased market share across several product lines, lowered our cost structure and enhanced the Company’s global capabilities. The acquisition of the minority interest in our China and Thailand Decorative Products joint ventures better positions us in the fast growing Asian markets, while enhancing our competitive position in North America and Europe.”

Selling, general and administrative expense in the first quarter of 2008, which included approximately $0.5 million from the Decorative Products Asian operations, decreased $0.3 million, to $25.1 million, or 13.2% of sales. This compares to $25.4 million, or 15.4% of net sales, in the first quarter of 2007. Included in the first quarter of 2008 is a gain of $0.6 million related to a settlement with an insurer, of which $0.4 million and $0.2 million decreased Corporate and Decorative Products expenses, respectively.

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OMNOVA Add 2

Interest expense decreased $1.5 million, to $3.4 million, for the first quarter of 2008 as compared to $4.9 million for the same period a year ago, due to significantly lower average interest rates partially offset by higher average debt levels. Total debt at the end of the first quarter of 2008 was $196.6 million, up $46.7 million from the fourth quarter of 2007. The increase in debt included $29.0 million of borrowings to fund the purchase price and transaction fees and $3.4 million of debt assumed in the Decorative Products Asian joint venture acquisitions. Normal seasonal first quarter working capital usage was $14.3 million. Net Debt was $189.5 million at the end of the first quarter of 2008 with $33.2 million unused and available under the Company’s revolving asset-based credit facility. The weighted average cost of borrowing as of February 29, 2008 was 7.32%, an improvement from 7.5% at November 30, 2007, and a significant reduction from the average rate of 11.23% as of February 28, 2007.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $6.5 million for the first quarter of 2008 versus $6.9 million for the first quarter of 2007. EBITDA for the trailing twelve months ended February 29, 2008 was $48.5 million, versus $46.1 million for the twelve months ended February 28, 2007. OMNOVA’s leverage ratio of Net Debt to EBITDA was 3.9 at February 29, 2008 versus 2.9 at November 30, 2007. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals—Net sales during the first quarter of 2008 increased 12.4% to $118.9 million versus $105.8 million in the first quarter of 2007, driven by volume increases of $10.3 million, higher selling prices of $2.2 million, and favorable foreign exchange translation of $0.6 million. Segment operating profit was $2.6 million for the first quarter of 2008, down from $3.6 million for the first quarter of 2007. The year-over-year operating profit decline was attributable to $4.5 million of higher raw material costs and $0.9 million of higher transportation costs, partially offset by $2.2 million of higher selling prices, $1.9 million of operating margin on the increased volume and cost reductions of $0.3 million. Segment operating profit margin was 2.2% for the first quarter of 2008 as compared to 3.4% for the first quarter of 2007. However, efficiency improved as pounds produced per employee increased over 11% for the first quarter of 2008 as compared to the first quarter of 2007.

During the first quarter of 2008, volumes in paper chemicals increased year-over-year and above industry trends, driven by volume wins from 2007 with customers utilizing the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. Recent paper customer consolidation has led to rebidding of latex products by several customers with negotiations ongoing. In carpet chemicals, the Company experienced a modest increase in volumes, the second consecutive quarter of improvement.

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OMNOVA Add 3

However, the Company lost future volume of approximately 20 million pounds annualized, or approximately $17 million, at the end of the first quarter of 2008 due to a customer plant closure and realignment of suppliers. Volumes in specialty chemicals were up 14%, led by increases in nonwoven and tape applications.

New record-high prices for butadiene and persistently high styrene costs continued in the first quarter of 2008 as oil prices again reached record highs. While butadiene supply was on allocation by all major North American suppliers in the first quarter of 2008, the Company was able to supply all of its customers’ needs. Butadiene prices are expected to significantly increase in the second quarter. Price increases across all product lines were implemented in the quarter, with additional increases of 3% to 6% announced early in the second quarter.

Decorative Products—Net sales were $71.7 million during the first quarter of 2008, an increase of $12.7 million or 21.5% versus the first quarter of 2007. The sales increase was due to the inclusion of $8.1 million in sales from the Asian operations, higher volumes of $3.6 million, price increases of $0.7 million and favorable foreign exchange translation of $0.3 million. The operating loss declined $0.7 million to $0.1 million for the first quarter of 2008 as compared to a loss of $0.8 million for the first quarter of 2007. Key factors impacting the first quarter 2008 operating loss improvement were $1.3 million income on increased volumes and higher selling prices of $0.7 million, partially offset by higher raw material, transportation and utility expenses of $1.7 million. The operating loss for the first quarter of 2008 also included a gain of $0.2 million related to a settlement with an insurer. The 2007 first quarter operating loss included $0.2 million for restructuring and severance.

During the quarter, domestic contract interiors, coated fabrics and Muraspec U.K. wallcoverings all achieved year-over-year sales growth despite several weak end-use markets, while laminate sales were down slightly year-over-year on lower residential kitchen and bath cabinet volume. The Company believes that Decorative Products has gained market share across most end uses. In contract interiors, sales for digital mural products were up double-digit year-over-year and the Company completed the initial launch of its Ecore™ brand recyclable wallcovering. In coated fabrics, the Company began shipping to new marine seating and trim customers with volume potential of $4 million per year. Price increases of 4% to 6% were achieved during the first quarter of 2008 across most product lines to address rising raw material prices, especially polyvinyl chloride (PVC) resin and plasticizer. At the beginning of the quarter, OMNOVA went live with the first Decorative Products implementation of its SAP business planning system at the Jeannette, Pennsylvania plant. The remaining Decorative Products facilities will be brought onto SAP throughout 2008, with completion scheduled for early 2009.

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OMNOVA Add 4

Total operating income for the Decorative Products Asian operations including equity income was breakeven, versus $0.1 million operating profit in the first quarter of last year. Improved results in China were partially offset by higher losses in Thailand. The Company has recently promoted a long-term Decorative Products employee to be the new general manager of the Thailand operations, and is initiating new LEAN SixSigma and quality control systems across both Thailand and China. As of February 29, 2008, certain significant increases in balance sheet accounts resulting from the Decorative Products Asian consolidation included the following: net receivables $19.1 million, net inventories $15.4 million, net fixed assets $30.3 million and current liabilities $23.1 million.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, April 2, 2008, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, April 9, 2008. A telephone replay will also be available beginning at 2:30 p.m. EDT on April 2, 2008, and ending at 11:59 p.m. EDT on April 9, 2008. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 915248.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and loss before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended
(Dollars in millions)	February 29, 2008	February 28, 2007
Segment Sales:
Performance Chemicals	$118.9	$105.8
Decorative Products	71.7	59.0

Consolidated Net Sales	$190.6	$164.8

Segment Operating Profit: (1)
Performance Chemicals	$2.6	$3.6
Decorative Products	(.1)	(.8)
Interest expense	(3.4)	(4.9)
Corporate expense	(2.0)	(3.0)

Loss Before Income Taxes	$(2.9)	$(5.1)

Capital expenditures	$3.1	$2.6

(1)

Segment operating profit for the first quarter of 2007 included restructuring and severance charges of $0.2 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of Income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Company did not have any results from Discontinued Operations in the first quarter of 2008 or 2007, therefore, the Company’s net loss for those periods is the equivalent of income (loss) from continuing operations as defined in the $150,000,000 Term Loan Credit Agreement.

	Three Months Ended		Twelve Months Ended
( Dollars in millions)	February 29, 2008	February 28, 2007	February 29 2008	February 28, 2007
Reconciliation of income (loss) from continuing operations to EBITDA
Income (loss) from continuing operations	$(3.0)	$(5.1)	$(4.9)	$.5
Interest	3.2	4.7	14.2	19.8
Taxes	.1	—	.2	.1
Depreciation and amortization	5.4	4.9	20.6	19.8
Amortization of deferred financing costs	.2	.2	.8	1.0
Net earnings of joint ventures less cash dividends	(.2)	(.1)	(1.3)	(1.6)
Net earnings of foreign subsidiaries less cash dividends	(.5)	—	(.5)	(1.2)
Loss on debt transactions	—	—	12.4	—
Gains or losses on sale or disposal of capital assets	—	—	(.4)	.2
Loss from write-down of non-current assets	—	—	—	—
Non-cash income or expense for pension plans	1.5	1.4	6.3	5.5
Gain or loss on change in LIFO reserve	—	—	(.9)	(2.2)
Non-cash charge for 401(k) company match	.4	.6	1.9	2.2
Restructuring, severance and non-recurring charges	(.6)	.3	.1	2.0

EBITDA	$6.5	$6.9	$48.5	$46.1

	February 29, 2008	November 30, 2007	February 28, 2007
(Dollars in millions)
Reconciliation of total debt to Net Debt
Total debt	$196.6	$149.9	$165.8
Letters of credit and interest rate swap	7.7	5.9	3.5
Cash and cash equivalents	(14.8)	(12.6)	(9.9)
Restricted cash	—	—	(12.5)

Net Debt	$189.5	$143.2	$146.9

OMNOVA Add 7

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Add 8

OMNOVA Solutions Inc. is a technology-based company with proforma 2007 sales of $836 million and a current workforce of 2,810 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended
	February 29, 2008	February 28, 2007
	(Unaudited)
Net Sales	$190.6	$164.8
Cost of goods sold	160.1	134.7

Gross Profit	30.5	30.1

Costs and Expenses
Selling, general and administrative	25.1	25.4
Depreciation and amortization	5.4	4.9
Restructuring and severance	—	.3
Interest expense	3.4	4.9
Equity earnings in affiliates, net	(.2)	(.1)
Other income, net	(.3)	(.2)

	193.5	169.9

Loss Before Income Taxes	(2.9)	(5.1)
Income tax expense	.1	—

Net Loss	$(3.0)	$(5.1)

Basic and Diluted Loss Per Share
Net loss per share	$(.07)	$(.12)

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OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 29, 2008	November 30, 2007
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$14.8	$12.6
Accounts receivable, net	124.8	102.2
Inventories	55.1	30.6
Prepaid expenses and other	7.7	3.1

Total Current Assets	202.4	148.5
Property, plant and equipment, net	163.8	135.8
Trademarks and other intangible assets, net	7.2	4.2
Investments in affiliates	—	22.2
Prepaid pension asset	9.5	9.8
Deferred income taxes	2.8	1.7
Other assets	5.0	4.2

Total Assets	$390.7	$326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$5.7	$5.3
Accounts payable	81.7	62.0
Accrued payroll and personal property taxes	10.1	14.2
Employee benefit obligations	3.3	3.3
Deferred income taxes	1.7	1.7
Other current liabilities	5.7	5.3

Total Current Liabilities	108.2	91.8
Long-term debt	190.9	144.6
Postretirement benefits other than pensions	11.2	11.0
Pension liabilities	2.5	2.4
Deferred income taxes	2.8	—
Other liabilities	15.0	11.3

Total Liabilities	330.6	261.1
Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 43.4 million shares issued at February 29, 2008 and November 30, 2007	4.3	4.3
Additional contributed capital	315.3	314.9
Retained deficit	(246.3)	(243.3)
Treasury stock at cost; 0.7 million and 0.8 million shares at February 29, 2008 and November 30, 2007, respectively	(6.2)	(6.7)
Accumulated other comprehensive loss	(7.0)	(3.9)

Total Shareholders’ Equity	60.1	65.3

Total Liabilities and Shareholders’ Equity	$390.7	$326.4

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